Exhibit 10.13

NEXTCURE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This NextCure, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) sets forth the arrangements for compensation for members of the Board of Directors of the Company (the “Board”) who are not employees or consultants of the Company (the “Non-Employee Directors”).  All compensation paid pursuant to this Program is subject to the terms and provisions of the NextCure, Inc. 2019 Omnibus Incentive Plan (the “Plan”), including, but not limited to, the requirement under the Plan that all compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000, or $1,000,000 in the calendar year in which the applicable Non-Employee Director is elected or appointed to the Board.

Cash Compensation

Non-Employee Directors shall be entitled to receive the following annual cash compensation, payable quarterly in arrears:

•                  A $35,000 retainer for each member (non-Chair)

•                  A $65,000 retainer for the Chair of the Board

•                  A $7,500 retainer for each member of the Audit Committee (non-Chair)

•                  A $15,000 retainer for the Chair of the Audit Committee

•                  A $5,000 retainer for each member of the Compensation Committee (non-Chair)

•                  A $10,000 retainer for the Chair of the Compensation Committee

•                  A $4,000 retainer for each member of the Nominating and Corporate Governance Committee (non-Chair)

•                  An $8,000 retainer for the Chair of the Nominating and Governance Committee

Retainers shall be paid promptly after the conclusion of the applicable calendar quarter, but in no event later than 30 days after the end of the applicable calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Each Non-Employee Director shall be entitled to receive the following awards under the Plan, to be granted annually, in connection with the Annual Meeting of the Stockholders:

•                  An annual stock option award for each Non-Employee Director that is exercisable for 11,000 shares of the Company’s common stock, that vests on the earlier of one year from the grant date of the award or the day of the next Annual Meeting of the Stockholders, subject to the Non-Employee Director’s continued service on the Board until such vesting date; and

•                  An initial stock option award for each Non-Employee Director newly elected to the Board that is exercisable for 22,000 shares of the Company’s common stock, that vests in three equal, annual installments commencing on the grant date of the award, subject to the Non-Employee Director’s continued service on the Board through the applicable vesting date.

All stock option awards under this Program will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and shall have a fixed term of 10 years (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for cause, the post termination exercise period will be 12 months from the date of termination). Annual stock option grants for Non-Employee Directors who were initially elected in the 12 months preceding the annual grant date will be pro-rated on a monthly basis for time in service.

Expenses

The reasonable expenses incurred by Non-Employee Directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation in accordance with the Company’s policies and practices.

Effectiveness

This Program is effective upon the closing of the Company’s initial public offering and may be amended at any time in the sole discretion of the Board.